Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Energy, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-186497) on Form S-3 and the registration statements (No. 333‑108162, 333‑118976, 333‑118977, 333‑124964, 333‑143203, 333‑143204, 333‑158922, 333‑177825, and 333-191878) on Form S‑8 of Noble Energy, Inc. of our reports dated February 19, 2015, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Noble Energy, Inc.

/s/ KPMG LLP

Houston, Texas
February 19, 2015